   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1995

                                                  REGISTRATION NO. 33-58543
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                            DATAMETRICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------
             DELAWARE                                95-3545701
   (STATE OR OTHER JURISDICTION                    (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                                --------------

                               21135 ERWIN STREET
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 598-6200
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                 SIDNEY E. WING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            DATAMETRICS CORPORATION
                               21135 ERWIN STREET
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 598-6200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                                   COPIES TO:

                          THOMAS A. EDWARDS, ESQ.
                                LATHAM & WATKINS
                           701 "B" STREET, SUITE 2100
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1234

                                --------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS
- ----------
                            DATAMETRICS CORPORATION

            170,000 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

  This Prospectus relates to 170,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Datametrics Corporation (the "Company") which may be offered from time to time by Cruttenden Roth Incorporated, formerly Cruttenden & Co., Inc. (the "Selling Stockholder"). Such shares of Common Stock are hereinafter referred to as the "Securities." The Selling Stockholder holds a Warrant (the "Warrant") to purchase the Securities pursuant to a Warrant Agreement dated as of March 17, 1994 (the "Warrant Agreement") between the Company and the Selling Stockholder. Information regarding the Selling Stockholder and the circumstances under which the Selling Stockholder may acquire the Securities is set forth in "Selling Stockholder and Plan of Distribution" herein.

  The Selling Stockholder may exercise the Warrant from March 17, 1995 and from time to time thereafter in whole or in part until it expires on March 23, 1999, and purchase the underlying Securities for $3.15 per share, which represented 120% of the public offering price for the Company's Common Stock in its public offering completed in March 1994. The Company and the Selling Stockholder have entered into an agreement pursuant to which on the later of March 17, 1995 and the effective date of the Registration Statement (the "Registration Statement") of which this Prospectus is a part (such date being the "Warrant Exercise Date"), the Selling Stockholder will exercise the Warrant and pay the Company the aggregate exercise price of $535,500 in cash. See "Selling Stockholder and Plan of Distribution." Thereafter, the Securities may be offered and sold from time to time by the Selling Stockholder, or by pledgees, transferees or other successors of the Selling Stockholder, in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the American Stock Exchange (the "AMEX") at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. To the extent required, the amounts of the Securities to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholder reserves the sole right to accept and, together with any agent of the Selling Stockholder, to reject in whole or in part any proposed purchase of the Securities. The Selling Stockholder will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Stockholder and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. See "Selling Stockholder and Plan of Distribution."

  The Company will not receive any of the proceeds from the sale of the Securities by the Selling Stockholder. Prior to such sale of Securities, however, the Company will have received $535,500 aggregate exercise price ($3.15 per share) under the Warrant referred to above. All such proceeds received by the Company will be used for working capital and other general corporate purposes.

  The Company has agreed to pay all costs of the registration of the Securities. Such costs, fees and disbursements are estimated to be approximately $21,000.

  SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

  The Common Stock to be registered hereunder is listed for trading on the American Stock Exchange (Symbol: DC).

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                THE DATE OF THIS PROSPECTUS IS MAY 19, 1995

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

  The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, covering the shares of Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in that Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company's Common Stock is traded on the AMEX (Symbol: DC), and reports and information concerning the Company can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended October 30, 1994 (the "Form 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended January 29, 1995, the Company's Quarterly Report on Form 10-Q/A for the quarter ended January 29, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995, which were previously filed with the Commission, are hereby incorporated by reference.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Datametrics Corporation, Attention: John J. Van Buren, Chief Financial Officer, 21135 Erwin Street, Woodland Hills, California 91367, telephone number (818) 598-6200.

                                  THE COMPANY

  Datametrics Corporation (the "Company") designs, develops, manufactures and sells high-speed color printers, high-resolution non-impact printer/plotters and ruggedized computers, printers and workstations. For the year ended October 30, 1994, approximately 85% of the Company's revenues were derived from U.S. Department of Defense ("DoD") business and included contracts with U. S. government contractors and with the DoD itself. In the DoD business arena, the Company is dependent on being selected to supply computers, computer workstations, printers, printer/plotters or keyboards by a government contractor who has obtained a DoD contract which requires those computer products, or by the DoD itself. See "Risk Factors."

  The Company was organized under California law in October 1962 and was re-incorporated in Delaware on April 15, 1987.

  Since 1991, the Company has initiated efforts to reduce its dependency on DoD spending. These non-DoD efforts have included, among others, the development and sale of a high-speed color printer/plotter for use in the oil exploration industry and an interface device (protocol converter) which enables encrypted telephones to interface with commercial facsimile machines. The Company's high-speed color printer technology is now being applied to the commercial marketplace. To date, however, sales of the Company's high-speed color printers for commercial applications have been negligible. See "Risk Factors."

  In August 1993, the Company acquired Rugged Digital Systems, Inc. ("Rugged Digital") of Santa Clara, California. Rugged Digital is a value-added ruggedizer of Digital Equipment Corporation, Sun Microsystems Inc., Hewlett-Packard Company, Silicon Graphics, Inc. and Cray Research computer devices and peripherals. For fiscal 1994 revenue from these types of products represented 45% of the Company's total revenue.

                                  RISK FACTORS

  In addition to the other information in this Prospectus, the following risks should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

LOSS IN FIRST SIX MONTHS; EXPECTED LOSS IN FISCAL YEAR 1995; IMPACT ON
LIQUIDITY

  The Company reported a net loss of $4,050,000 for the six-months ended April 30, 1995, attributable to the Company's significant investment in its commercial color printer technology and to declining defense-related sales during such period. As a result of the Company's expected continued significant investment in its high-speed color digital printer program, the Company expects to incur a substantial loss for fiscal year 1995 which it is unable to quantify at this time. In addition, the Company is currently seeking additional funding to provide the liquidity necessary to maintain this expected significant level of research and development and to make anticipated production deliveries in calendar 1995. The status of such additional funding is uncertain, and there can be no assurance that the Company will obtain such additional funding.

UNCERTAINTY OF COMMERCIAL IMPLEMENTATION OF COLOR PRINTER TECHNOLOGY

  The Company's future success depends in large part on the timely and successful development and marketing in commercial markets of products based upon the Company's proprietary high-speed color digital printer technology. Mass commercial implementation of the Company's technology remains uncertain and is subject to a number of factors including, without limitation, timely completion of the Company's product offerings, the timing of development of competing color printing technologies, the availability of adequate manufacturing capacity and distribution channels and the availability of adequate working capital to finance development, manufacture and marketing of the products. Although the Company has sold high-speed color digital printers to Halliburton Oil Logging Services for use in the oil exploration industry, the Company has not yet begun to ship CYMAX (TM) ("CYMax") series high-speed color digital printers into mass commercial markets and is currently negotiating with third party manufacturers to provide for full-scale production. There can be no assurance, however, that any such agreements will be signed or, if so, when. If the Company is unable to complete any of these efforts in a timely manner, such failure could have a material adverse effect on the timely introduction and sales of the CYMax series high-speed color digital printer into the short-run production printer markets.

DEPENDENCE ON THIRD PARTY DISTRIBUTION CHANNELS TO ACCESS CERTAIN MASS COMMERCIAL PRINTER MARKETS

  Because the Company believes that time-to-market is an important factor in addressing available commercial markets, such as the short-run production printer market, its primary distribution strategy is to align itself with original equipment manufacturers ("OEMs") possessing brand name recognition and established distribution channels. Accordingly, the Company has been seeking OEM agreements to provide such distribution capabilities. In March 1995, the Company signed a multi-year agreement with A.B.Dick for the worldwide distribution of the Company's CYMax series of high-speed color digital printers. The Company has received an initial purchase order from A.B.Dick in excess of $2 million subject to the Company's ability to meet certain product specifications and other customary contractual requirements. Other than the initial purchase order, A.B.Dick is not obligated to make any further purchases under the distribution agreement, and there can be no assurance that it will do so.

  The Company is also seeking other OEM distribution alliances. There can be no assurance that the Company will be successful in securing other such alliances and, if so, what capabilities or resources any other such alliance will actually provide to the Company. Additionally, the Company is presently seeking to establish third party distribution capabilities through national and/or regional distribution networks for markets not specifically covered by OEM candidates. Such distribution channels have not yet been established. There can be no assurance that the Company will be successful in establishing such distribution channels. Accordingly, there can be no assurance that the Company will be able to successfully develop and market its CTI color printer technology in certain mass commercial markets by these strategies.

COMPETITION

  The Company competes in each market it serves with numerous other companies, many of which have far greater name recognition and financial, technical, marketing and customer service resources than the Company. The principal competitive factors in the commercial markets in which the Company participates are image quality, performance and price. Competition in commercial color printing markets is intense. The commercial color printing market is addressed by numerous companies with various technologies, each with certain advantages and disadvantages in terms of image quality, print speed and price. The Company believes that its CTI technology currently has a print speed advantage over competitive products and, therefore, is well-suited to high-volume color printing/plotting. The commercial color printing market is characterized, however, by rapid technological advances and downward price pressure as competing technologies mature. The Company's principal competitors in the commercial markets include Canon, Xerox, Minolta, Ricoh, Xeikon and Indigo. Most of the Company's competitors have substantially greater financial and technical resources than the Company. In addition, competitors in the commercial color printer market are rapidly improving the quality and price of their current printers. If one or more of the Company's competitors were to introduce a printer with a significantly enhanced combination of image quality, speed and price characteristics before the Company introduced its printer, such introduction could have a material adverse effect on the Company's ability to market a printer into such markets. If such a competitor's product introduction occurred after the Company had a printer on the market, such product introduction could also have a material adverse effect on the success of the Company's printer in such markets.

  In the domestic and international defense markets, the Company's principal competitors are North Atlantic Industries, Inc., Aydin and Genesco, Inc. In addition, many airborne electronic data processing and communications prime contractors have the capability of manufacturing military and airborne products, and several such companies do presently manufacture products performing functions similar to the Company's products. In almost all cases, these companies have substantially greater financial and technological resources than the Company. In certain applications, the Company's printers are higher in price than those of its competitors, and many of its competitors have more experience in the markets for lower-cost military printers than the Company. Management believes, however, that the Company's printers usually perform at higher speed and with greater reliability in extreme environments. There can be no assurance that the Company will be able to compete effectively in either the commercial or the domestic or international defense market for its products.

DEPENDENCE ON DEPARTMENT OF DEFENSE CONTRACTS; DECLINING DEFENSE SALES

  The Company is currently highly dependent upon being selected to supply printers, printer/plotters, ruggedized computers or workstations by government contractors who have obtained DoD contracts which require those products, or by the DoD itself. Accordingly, the Company is currently dependent upon continued DoD spending on programs which include its products. For the fiscal years ended October 25, 1992, October 31, 1993 and October 30, 1994, direct and indirect DoD business represented approximately 72%, 69% and 85%, respectively, of the Company's sales. Substantially all of the Company's other sales during such periods were derived from business with other U.S. government agencies and foreign military-related sales.

  Since fiscal 1989, the Company has experienced generally declining defense-related sales, principally as a result of an uncertain defense budget situation that resulted in contract awards delays and reduced military program funding. Management expects that these downward trends will continue for the foreseeable future. The market for the Company's high-end military printers has been particularly weak during this time period and is expected to continue to be weak for the foreseeable future. This environment has resulted in substantial decreases in the Company's backlog of funded orders. The Company's funded backlog related to DoD business at the end of fiscal years 1990, 1991, 1992, 1993 and 1994 was approximately $15,511,000, $10,434,000, $4,394,000, $6,629,000, and $5,075,000,
respectively. The Company's funded backlog related to DoD business at April 30, 1995 was $6,687,000.

  Companies engaged primarily in supplying equipment and services, directly or indirectly, to the United States government are subject to special risks including dependence on government appropriations, termination without cause, contract renegotiation and competition for the available DoD business. In addition, many of the Company's contracts provide for the right to audit the Company's cost records and are subject to regulations providing for contract price reductions if defective cost or pricing information was provided by the Company.

DEPENDENCE ON MAJOR CUSTOMERS

  The Company's business is also substantially dependent on a relatively small number of customers and defense programs. In fiscal 1994, the Company's five largest customers in sales, Lockheed Corporation (21.6%), Raytheon Company (13.5%), Rockwell International (10.7%), Martin Marietta Corporation (10.2%) and the DoD (6.8%), accounted for an aggregate of 62.8% of total Company sales. The loss of any one of these customers could have a material adverse effect on the Company's result of operations and financial condition.

  The Company's distribution of its CYMax product line is currently substantially dependent on future sales by A.B.Dick under its worldwide distribution agreement with the Company. A.B.Dick has given the Company an initial purchase order for CYMax products, but there can be no assurance that A.B.Dick will achieve or sustain a substantial level of sales of the Company's CYMax series of high-speed color digital printers.

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's results of operations are subject to considerable fluctuations from quarter to quarter due to changes in demand for the Company's products and other factors, and there can be no assurance that the Company will be profitable in any particular quarter. Demand for the Company's products in each of the markets it serves can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring the Company's products, changes in demand for the customers' products which incorporate or utilize the Company's products and other factors beyond the Company's control. In addition, demand for products based upon the Company's CTI technology is highly uncertain given the emerging nature of the Company's technology, other competing color printer products and technologies and the commercial color printer market itself.

TECHNOLOGICAL OBSOLESCENCE

  The markets served by the Company, particularly the commercial color printer market, are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements and frequent new product introductions and enhancements. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's failure to anticipate or respond adequately to technological development or introduction could result in a loss of anticipated future revenues and impair the Company's competitiveness.

RISKS OF FOREIGN SALES

  The Company believes that foreign sales may represent a significant portion of the Company's future sales. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To date, the Company's foreign sales have been transacted in U.S. dollars and many payments have been supported by letters of credit. To the extent, however, that future foreign sales are transacted in a foreign currency or not supported by a letter of credit, the Company would be subject to the risk of losses due to foreign currency fluctuations and difficulties associated with accounts receivable collection.

SOLE OR LIMITED SOURCES OF SUPPLY

  The Company relies to a substantial extent on sole suppliers to manufacture several key components for use in the CYMax series of high-speed color digital printers, including controllers, print heads and color printer ribbons. The Company's reliance on sole suppliers for key components involves several risks, including a potential inability to obtain an alternate supply of required components and supplies, and reduced control over pricing and the timing of delivery of the CYMax series high-speed color digital printers. Because the manufacture of certain of these components, including controllers, print heads and color printer ribbons, is specialized and requires long lead times, there can be no assurance that delays in the ability to timely complete production orders will not be caused by vendors. Any inability to obtain adequate deliveries, or any other circumstance that would require the Company to seek alternative sources of supply or to manufacture such components internally, could delay shipment of the Company's products, increase its cost of goods sold and have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently engaged in negotiations with other manufacturers for alternate sources of supply of print heads and color printer ribbons. There can be no assurance, however, that any agreements with such alternate supply sources will be signed or, if so, when.

  In the military business area, the Company is generally not dependent upon any one supplier for any raw material or component which it purchases, and there are available alternative sources for such raw materials and components. The Company is currently dependent, however, on certain OEM suppliers for components used in its rugged computer devices and peripherals. The Company has year-to-year renewable supply agreements with suppliers which have been renewed in prior years. In the event any of these contracts are not renewed, however, the Company's business would be materially and adversely impacted because the Company would have to purchase similar components upon substantially less favorable terms and conditions.

DEPENDENCE ON KEY PERSONNEL

  Management believes that the Company's success depends in part upon its ability to attract and retain highly skilled management, technical, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. None of the Company's employees has an employment contract with the Company. The Company does not maintain key-man life insurance on any of its personnel (other than a key-man life insurance policy on the Company's Chairman of the Board, Gerald S. White).

LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and attempts to protect them with a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain and use to the Company's detriment information that the Company regards as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do U.S. laws. There can be no assurance, therefore, that any of these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

VOLATILITY OF STOCK PRICE

  The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of marketing and distribution arrangements by the Company, general conditions in the industries in which the Company competes and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Common Stock. In addition, sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock. See "Description of Capital Stock--Market Information."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock. In addition to the 170,000 shares of Common Stock registered for resale hereby, all of the shares of Common Stock currently outstanding are available for immediate sale in the public market as of May 17, 1995. In addition, the Company has filed a Registration Statement on Form S-2 for a proposed underwritten public offering of up to 2,300,000 shares of Common Stock. If and when such proposed public offering is consummated, such shares would be available for immediate sale in the public market.

POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND ADDITIONAL WARRANTS

  As of May 17, 1995, there were 1,419,290 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted and available for grant under the Company's stock option plans. Of such reserved shares, there were 1,200,990 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $.75 to $5.75 per share, of which options to purchase 660,819 shares are currently exercisable. An additional 218,300 shares of Common Stock are reserved for issuance upon the exercise of options available for future grant under such plans. In addition, 200,000 shares of Common Stock are reserved for issuance upon exercise of certain warrants which are expected to be issued to the representatives of the several underwriters in connection with the Company's proposed public offering of up to 2,300,000 shares of Common Stock, and 170,000 shares of Common Stock are reserved for issuance upon exercise of warrants which the Company has issued. See "Selling Stockholder and Plan of Distribution." To the extent the trading price of Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on the Company's stockholders.

POSSIBLE DILUTIVE EFFECT OF TERMS OF SERIES B PREFERRED STOCK

  The original holders of the Company's Series B Preferred Stock are entitled to receive warrants to purchase Common Stock at an exercise price of $.50 per share if the Series B Preferred Stock remains outstanding on August 10, 1995. See "Description of Capital Stock." The Series B Preferred Stock is redeemable for cash at any time in whole or in part, at the Company's option, at a redemption price equal to 100% of the liquidation preference per share, plus all accrued and unpaid dividends thereon, if any, to the date of redemption. Because of this redemption right, the Company does not anticipate that it will ever have to issue any warrants. In the event that the warrants are issued and exercised, however, such exercise will have a dilutive effect on the Company's stockholders.

CERTAIN CHARTER AND BY-LAW PROVISIONS, AND ANTI-TAKEOVER EFFECT OF DELAWARE LAW

  The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of such shares without any further vote on action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and could be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plan or arrangement to issue any additional shares of Preferred Stock. Certain provisions of Delaware law could delay or inhibit a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

                  SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

  All of the Securities offered hereby will be sold for the account of the Selling Stockholder. Except as set forth below, the Selling Stockholder's plan of distribution is set forth on the cover page of this Prospectus. Additional information regarding the Selling Stockholder is as set forth below.

  The Selling Stockholder acted as representative of the several underwriters in connection with the Company's public offering of common stock in 1994. In such offering, the Company sold an aggregate of 2.3 million shares of common stock for aggregate net proceeds of approximately $5.1 million. In connection with the offering the Company sold the Selling Stockholder the Warrant for a purchase price of $170.00 ($.001 per share of common stock purchasable under the Warrant). The Warrant exercise price is $3.15 per share which is equal to 120% of the initial public offering price. The Warrant is exercisable from March 17, 1995 until it expires on March 23, 1999. The Company granted to Selling Stockholder the right to require the Company on one occasion to register the 170,000 shares of Common Stock issuable upon exercise of the Warrant. The Registration Statement of which this Prospectus is a part has been prepared and filed by the Company pursuant to that obligation.

  In February 1995, the Company and the Selling Stockholder entered into an agreement pursuant to which the Selling Stockholder agreed to exercise the Warrant on the later of March 17, 1995 or the effective date of the Registration Statement (such date being the "Warrant Exercise Date"). On the Warrant Exercise Date, the Selling Stockholder will exercise the Warrant and pay the Company the aggregate exercise price of $535,500 in cash. In addition, pursuant to the February 1995 agreement, the Company agreed to issue to the Selling Stockholder new warrants (the "Additional Warrants") to purchase 170,000 shares of Common Stock on the Warrant Exercise Date. On May 11, 1995, the Company and the Selling Stockholder amended the February 1995 agreement to provide that no Additional Warrants would be issued to the Selling Stockholder pursuant to such agreement.

  On May 19, 1995, the Company filed a Registration Statement on Form S-2 in connection with a proposed public offering of up to 2.3 million shares of Common Stock. The Company anticipates that the Selling Stockholder will act as co-representative of the several underwriters of this proposed public offering. In connection with the consummation of the proposed public offering, the co-representatives will receive certain compensation, including an aggregate of 200,000 warrants to purchase Common Stock at an exercise price equal to 120% of the public offering price, exerciseable during a four-year period commencing on the first anniversary of the effective date of the Registration Statement on Form S-2.

  Except as set forth above, the Selling Stockholder has had no position, office or other material relationship with the Company (or had any such position, office or material relationship within the past three years), and will not own greater than one percent of the Common Stock of the Company after this offering, assuming all the Securities offered hereby are sold.

                          DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 15,000,000 shares of Common Stock, $.01 par value, of which 9,417,582 are issued and outstanding, and 5,000,000 shares of Preferred Stock, $.01 par value, of which 615,000 have been designated as Series B Preferred Stock, 545,950 of which are issued and outstanding as of May 17, 1995.

PREFERRED STOCK

  The Board of Directors is authorized, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more classes or series and to fix the designations, voting rights, liquidation preferences, dividend rights, conversion rights, rights and terms of redemption (including sinking fund provisions) and certain other rights and preferences of the Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the

Company. In connection with the acquisition of Rugged Digital, the Company issued 613,110 shares of Series B Preferred Stock to holders of Rugged Digital subordinated debt of which 545,950 are presently issued and outstanding. Series B Preferred Stock ranks senior to the Common Stock and subordinate to all indebtedness of the Company. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock will be entitled to receive an aggregate liquidation preference of $955,413 ($1.75 per share) over the Common Stock. The Series B Preferred Stock is redeemable for cash at any time in whole or in part, at the Company's option, at a redemption price equal to 100% of the liquidation preference per share ($1.75 per share).

  Pursuant to the agreements under which the Series B Preferred Stock was issued, the original holders of the Series B Preferred Stock have a contractual right to receive warrants to purchase Common Stock in the event that the Series B Preferred Stock remains outstanding on August 10, 1995. Each original holder of Series B Preferred Stock who owns shares of Series B Preferred Stock on such date (the "Series B Warrant Issuance Date") shall receive a warrant to purchase that number of shares of Common Stock (rounded to the nearest whole share) equal to the product (1) a fraction, the numerator of which is 200,000 and the denominator of which is 613,110, the aggregate number of shares of Series B Preferred Stock issued in connection with the merger with Rugged Digital, and
(2) the number of shares of Series B Preferred Stock held by such holder on the Series B Warrant Issuance Date. In addition, as long as any shares of Series B Preferred Stock are outstanding, every three months following the Series B Warrant Issuance Date (each, a "Subsequent Issuance Date"), the Company shall issue and deliver to each of the original holders who owns shares of Series B Preferred Stock a warrant to purchase the number of shares of Common Stock (rounded to the nearest whole share) equal to the product of (1) a fraction, the numerator of which is 25,000 and the denominator of which is 613,110, and
(2) the number of shares of Series B Preferred Stock held by such holder on the Subsequent Issuance Date. Each such warrant provides that the exercise price for each share of Common Stock covered thereby is $.50, and that it is exercisable for a period from issuance through 30 days after the date on which no shares of Series B Preferred Stock remain outstanding. The warrant rights apply only to shares of Series B Preferred Stock that are outstanding as of the Warrant Issuance Date or a Subsequent Issuance Date, as the case may be, and no such rights accrue with respect to shares of Series B Preferred Stock which are redeemed or which otherwise cease to be outstanding prior to any such date. The rights arising under the Warrants are personal to each original holder of Series B Preferred Stock and may not be sold, assigned or otherwise transferred, by operation of law or otherwise, to any other person or entity. Because the Company has the right to redeem the Series B Preferred Stock at any time at the liquidation preference, the Company does not anticipate that it will ever issue any such warrants. There can be no assurance however, that the Company will have sufficient financial resources to effect the redemption.

  As of the date of this Prospectus, the Company has no plan or arrangement for the issuance of any additional shares of Preferred Stock.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any other series or class of the Common Stock or series of the Preferred Stock, holders of such shares will exclusively possess all voting power. The Restated Certificate of Incorporation of the Company does not provide for cumulative voting for the election of directors. Subject to any preferential rights of any other outstanding shares of the Preferred Stock designated by the Board of Directors from time to time, when and as dividends or other distributions are declared, whether payable in cash, in property or in securities of the Company, the holders of shares of Common Stock will be entitled to share equally, share for share, in such dividends or other distributions. The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock are fully paid and nonassessable. As of May 17, 1995, there were 894 holders of the Company's Common Stock.

CERTAIN CHARTER PROVISIONS

  The Company's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

REGISTRAR AND TRANSFER AGENT

  The Transfer Agent and Registrar for the Common Stock is Chemical Trust Company of California. Its telephone number is (213) 621-8000.

  Dividends may be paid on the Common Stock out of any funds legally available for that purpose when declared by the Board of Directors. The Company has not, however, paid cash dividends on its Common Stock since inception and management does not anticipate that the Company will do so in the foreseeable future. In addition, the Company's bank line of credit currently prohibits the payment of dividends on the Common Stock without written permission from the bank. The Company currently intends to retain any earnings to provide funds for working capital and general corporate purposes.

MARKET INFORMATION

  The following table sets forth the high and low sales prices for the Common Stock on AMEX (Symbol: DC) for the fiscal periods indicated as reported by AMEX.

                                                                  HIGH     LOW
                                                                -------- -------
      Fiscal Year Ended October 31, 1993
        1st Quarter............................................ $2 1/2   $1 1/16
        2nd Quarter............................................  2 5/8    1 1/2
        3rd Quarter............................................  1 13/16  1 1/4
        4th Quarter............................................  3 5/8    1 3/16
      Fiscal Year Ended October 30, 1994
        1st Quarter............................................ $4 1/8   $2 9/16
        2nd Quarter............................................  3 1/4    2 3/8
        3rd Quarter............................................  3 3/16   2 9/16
        4th Quarter............................................  5 1/4    3 7/16
      Fiscal Year Ending October 29, 1995
        1st Quarter............................................ $6 3/8   $3 3/4
        2nd Quarter............................................  9 1/4    5 1/8
        3rd Quarter (through May 18, 1995).....................  9 1/4    8

  The Company cannot predict the market price for Common Stock upon commencement or completion of this offering. Exercise of the Warrant and sales of the Securities could cause the Common Stock to trade at levels lower than would otherwise be anticipated. On May 18, 1995, the closing price for the Common Stock as reported on the AMEX was $8.25 per share. As of May 17, 1995, the Company had 894 holders of record of Common Stock.

                                 LEGAL OPINION

  The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California.

                                    EXPERTS

  The financial statements of Datametrics Corporation incorporated by reference in the Datametrics Corporation Annual Report (Form 10-K) for the year ended October 30, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

      Securities and Exchange Commission registration fee.............. $   432
      Accounting fees..................................................   5,000
      Company legal fees and expenses..................................  14,000
      Blue Sky fees and expenses.......................................   1,000
      Miscellaneous expenses...........................................     568
                                                                        -------
          TOTAL........................................................ $21,000
                                                                        =======

  All of the above items except the registration fee are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As authorized by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation and the Company's Restated By-Laws provide that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii)for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) though (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

ITEM 16. EXHIBITS.

  The Exhibit Index is attached hereto on page E-1.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  Provided however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WOODLAND HILLS, STATE OF CALIFORNIA, ON MAY 18, 1995.

                                          DATAMETRICS CORPORATION


                                          By /s/ Sidney E. Wing
                                          _____________________________________
                                                     Sidney E. Wing
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


/*/ Garland S. White                 Chairman of the Board            May 18, 1995
____________________________________
   Garland S. White


/*/ Sidney E. Wing                   President and Chief              May 18, 1995
____________________________________ Executive Officer (Principal
   Sidney E. Wing                    Executive Officer)


/*/ John J. Van Buren                Senior Vice President, Chief     May 18, 1995
____________________________________ Financial Officer and
   John J. Van Buren                 Treasurer (Principal
                                     Financial and Accounting
                                     Officer)
/*/ Dann V. Angeloff                 Director                         May 18, 1995
____________________________________
   Dann V. Angeloff


/*/ Richard A. Foster                Director                         May 18, 1995
____________________________________
   Richard A. Foster


/*/ Burton L. Kaplan                 Director                         May 18, 1995
____________________________________
   Burton L. Kaplan

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


                                     Director
____________________________________
   Richard W. Muchmore


/*/ Kenneth K. Zeiger                Director                         May 18, 1995
____________________________________
   Kenneth K. Zeiger


/*/ John J. Van Buren                                                 May 18, 1995
____________________________________
   *John J. Van Buren
      Attorney-in-fact

                                     INDEX

  The following exhibits are filed as part of this Amendment No. 1 to Form S-3 Registration Statement or are incorporated herein by reference. Where an exhibit is incorporated by reference, the number which precedes the description of the exhibit indicates the document to which the cross-reference is made.

 EXHIBIT
 NUMBERS DESCRIPTION OF EXHIBIT
 ------- ----------------------
  1.0    Omitted (Inapplicable).
  4.1    Warrant to purchase 170,000 shares of Common Stock of Datametrics
         Corporation issued to Cruttenden & Company on March 24, 1994
         (incorporated by reference to Exhibit 4.1 to Registrant's Form S-2
         Registration Statement (File No. 33-73344) filed on December 23, 1993)
         as amended by letter agreement dated February 17, 1995.
  4.2(2) Letter Agreement dated February 17, 1995 between Datametrics
         Corporation and Cruttenden Roth.
  4.3(1) Amendment to Letter Agreement dated May 11, 1995 between Datametrics
         Corporation and Cruttenden Roth.
  5.0(2) Opinion and Consent of Latham & Watkins.
  8.0    Omitted (Inapplicable).
 12.0    Omitted (Inapplicable).
 15.0    Omitted (Inapplicable).
 23.1    Consent of Latham & Watkins (included in Exhibit 5.0 hereto).
 23.2(1) Consent of Ernst & Young LLP.
 25.0(2) Powers of Attorney (included on the signature page hereto).
 26.0    Omitted (Inapplicable).
 27.0    Omitted (Inapplicable).
 28.0    Omitted (Inapplicable).
 29.0    Omitted (Inapplicable).

- --------
(1) Filed herewith.

(2) Previously filed.